Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-123161, 333-196114, 333-218214, 333-238511 and 333-270548 on Form S-3 and Registration Statement Nos. 333-192656, 333-218213, 333-256383 and 333-281577 on Form S-8 of our reports dated February 21, 2025, relating to the financial statements of Reinsurance Group of America, Incorporated and subsidiaries and the effectiveness of Reinsurance Group of America, Incorporated and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Reinsurance Group of America, Incorporated and subsidiaries for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
February 21, 2025